Exhibit 5.1

910 LOUISIANA		AUSTIN	LONDON
HOUSTON, TEXAS		BEIJING	MOSCOW
77002-4995		BRUSSELS	NEW YORK
		DALLAS	PALO ALTO
TEL	+1 713.229.1234	DUBAI	RIYADH
FAX	+1 713.229.1522	HONG KONG	SAN FRANCISCO
BakerBotts.com		HOUSTON	WASHINGTON

May 27, 2020

Cleco Corporate Holdings LLC
2030 Donahue Ferry Road
Pineville, Louisiana 71360-5226

Ladies and Gentlemen:

As set forth in the Registration Statement on Form S-4 (the “Registration Statement”) to be filed by Cleco Corporate Holdings LLC, a Louisiana limited liability company (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration under the Act of $300,000,000 aggregate principal amount of the Company’s 3.375% Senior Notes due 2029 (the “Exchange Notes”) to be offered by the Company in exchange (the “Exchange Offer”) for a like principal amount of the Company’s issued and outstanding 3.375% Senior Notes due 2029 (the “Outstanding Notes”), certain legal matters in connection with the Exchange Notes are being passed upon for you by us. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

The Exchange Notes are to be issued under an Indenture, dated as of September 11, 2019 (the “Base Indenture”), between the Company and Regions Bank, as Trustee, as supplemented by Supplemental Indenture No. 1 thereto, dated as of September 11, 2019 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), establishing the terms of the Outstanding Notes and the Exchange Notes, and a Company Order delivered pursuant to the Indenture and dated as of the closing of the Exchange Offer (the “Exchange Notes Company Order”).

In our capacity as your counsel in the connection referred to above, we have examined originals, or copies certified or otherwise identified, of (i) the Registration Statement, the Base Indenture and the Supplemental Indenture, (ii) a form of the Exchange Notes Company Order, (iii) the Articles of Entity Conversion of the Company and the Operating Agreement of the Company, each as amended to date, (iv) the limited liability company records of the Company and (v) certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed.

In giving the opinions set forth below, we have relied, to the extent we deemed proper, without independent investigation or verification, upon the opinions of other counsel to the Company and certificates, statements and other representations of officers and other representatives of the Company and of governmental and public officials with respect to the accuracy and completeness of the factual matters contained therein or covered thereby. In making our examination, we have assumed that all signatures on documents examined by us are genuine, all documents submitted to us as originals are authentic and complete, all documents submitted to us as certified copies are true and correct copies of the originals of such documents and such original copies are authentic and complete.

In connection with this opinion, we also have assumed that: (i) the Indenture has been duly authorized, executed and delivered by the Trustee; (ii) the Outstanding Notes were duly authorized and issued by the Company under the Indenture in September 2019; (iii) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective under the Act, and the Base Indenture will have been qualified under the Trust Indenture Act of 1939, as amended; and (iv) the Exchange Notes will have been duly executed by the Company and the Trustee, authenticated by the Trustee and delivered in accordance with the provisions of the Indenture and issued in exchange for the Outstanding Notes pursuant to, and in accordance with the terms of, the Exchange Offer as contemplated in the Registration Statement.

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On the basis of the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Exchange Notes, when issued, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that the enforceability thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other similar laws relating to or affecting creditors’ rights and remedies generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and comity, (iii) public policy and applicable law relating to fiduciary duties and indemnification and contribution or (iv) any implied covenants of good faith and fair dealing.

The opinions set forth above are limited in all respects to matters of the contract law of the State of New York and the federal laws or regulations of the United States of America, each as published and in effect on the date hereof, and we express no opinion as to the law of any other jurisdiction.

We hereby consent to the filing of this opinion of counsel with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our Firm under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.